Exhibit 5.3

POSTAL ADDRESS	P.O. Box 71170
1008 BD Amsterdam
The Netherlands
OFFICE ADDRESS	Fred. Roeskestraat 100
1076 ED Amsterdam
The Netherlands
INTERNET	www.loyensloeff.com

To:

Central European Media Enterprises Ltd.

RE	Curaçao law capacity opinion — Central European Media Enterprises N.V.
REFERENCE	15596253-v4

Amsterdam, 21 March 2014

Dear Sir, Madam,

1                                                  INTRODUCTION

We have acted as special counsel on certain matters of Curaçao law at the request of the Company (as defined below). We render this opinion regarding the transactions contemplated by the Registration Statement (as defined below).

2                                                  DEFINITIONS

2.1                                        In this opinion letter:

Commercial Register means the Commercial Register of the Curaçao Chamber of Commerce and Industry.

Commission means the U.S. Securities and Exchange Commission.

Company means Central European Media Enterprises N.V., registered with the Commercial Register under number 67248.

Director B means Curaçao Corporation Company N.V., registered with the Commercial Register under number 2071.

Opinion Document means a New York law indenture between Central European Media Enterprises Ltd. as issuer, Central European Media Enterprises N.V. and the Company as guarantors and Deutsche Bank Trust Company Americas as trustee, paying agent, transfer agent, and registrar, to be executed by (among others) the Company in the form filed as Exhibit 4.13 to Amendment No. 1 to the Registration Statement.

Registration Statement means the registration statement on Form S-3 (Registration No. 333-194209), excluding any documents incorporated by reference in it or any exhibits to

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM • ARNHEM • BRUSSELS • LUXEMBOURG • ROTTERDAM • ARUBA

CURACAO • DUBAI • GENEVA • HONG KONG • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

it), filed with the Commission on 28 February 2014 pursuant to the Securities Act, relating to the registration of rights to purchase (inter alia) 15% senior secured notes due 2017 to be issued by Central European Media Enterprises Ltd. pursuant to the Opinion Document.

Relevant Date means the date of the Resolutions, the date of the Opinion Document and the date of this opinion letter.

Resolutions means the Board Resolution and the Shareholders’ Resolution.

Securities Act means the Securities Act of 1933 as amended and in force on the date of this opinion letter.

3                                                  SCOPE OF INQUIRY

3.1                                        For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Opinion Document and of the following documents:

(a)                       an excerpt of the registration of the Company in the Commercial Register dated 2 January 2014 (the Company Excerpt);

(b)                       an excerpt of the registration of Director B in the Commercial Register dated 7 January 2014 (the Director Excerpt, and together with the Company Excerpt, the Excerpts);

(c)                        the deed of incorporation of the Company dated 14 July 1994 (the Deed of Incorporation);

(d)                       the articles of association (statuten) of the Company dated 21 January 2008 (the Articles);

(e)                        the resolution of the board of managing directors of the Company dated 18 March 2014 (the Board Resolution);

(f)                         the resolution of the general meeting of the Company dated 18 March 2014 (the Shareholders’ Resolution);

(g)                        the business licenses (vestigings- en directievergunning) granted to the Company on 9 August 1994 (the Business Licenses); and

(h)                       an exemption from Sections 9 through 15 of the Foreign Exchange Ordinance (Landsverordening Deviezenverkeer) granted to the Company on 25 October 1995 (the Forex License, and together with the Business Licenses, the Licenses).

3.2                                        We have not reviewed any documents incorporated by reference or referred to in the Opinion Document and therefore our opinions do not extend to such documents.

4                                                  NATURE OF OPINION

4.1                                        We express no opinion on any law other than the law of Curaçao (excluding unpublished case law) as it currently stands. We do not express an opinion on Curaçao tax law, competition law and financial assistance.

4.2                                        Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Document and on any representations, warranties or other information included in the Opinion Document and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter. We do not express any opinion on the validity or enforceability of the Opinion Document.

4.3                                        Pursuant to a state reform of the Kingdom of the Netherlands effective as per 10 October 2010, the Netherlands Antilles (formerly consisting of the islands of Bonaire, Curaçao, Saba, St. Eustatius and St. Maarten) was dissolved as a country and Curaçao became a separate country within the Kingdom of the Netherlands. The islands of Bonaire, St. Eustatius, and Saba, hereinafter referred to as the BES Islands, legally became part of the Netherlands as per this date. To date, the Kingdom of the Netherlands consists of Aruba, Curaçao, St. Maarten and the Netherlands (including the BES Islands). Both Curaçao and St. Maarten have initially adopted former Netherlands Antilles legislation as their own with effect from the moment of dissolution of the Netherlands Antilles.

4.4                                        In this opinion letter Curaçao legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. We also note that a term may for the purposes of one area of Curaçao law have a meaning that is different from the meaning for the purposes of other areas of Curaçao law. In this opinion the meaning to be attributed to an English term shall be the meaning attributed to the equivalent Curaçao concept for the purposes of the relevant area of Curaçao law.

4.5                                        This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.6                                        This opinion letter is issued by Loyens & Loeff N.V. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5                                                 OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualification set out in Schedule 2 (Qualification). On the basis of these assumptions and subject to this qualification and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1                                        Corporate status

The Company has been duly incorporated under the laws of the (former) Netherlands Antilles and validly exists as a naamloze vennootschap (public limited liability company) under the laws of Curaçao.

5.2                                        Corporate power

The Company has the corporate power to execute the Opinion Document and to perform its obligations thereunder.

5.3                                        Due authorisation

The execution by the Company of the Opinion Document has been duly authorised by all requisite corporate action on the part of the Company.

5.4                                        Due execution

The Opinion Document, when duly signed on behalf of the Company by a member A (directeur A) of the board of managing directors of the Company, by a member B (directeur B) of the board of managing directors of the Company acting jointly with a member A (directeur A) or another member B (directeur B) of the board of managing directors of the Company or by a person duly authorised to represent the Company pursuant to a valid power of attorney, will been duly executed by the Company.

5.5                                        No conflict with Articles

The execution by the Company of the Opinion Document and the performance by the Company of its obligations thereunder do not conflict with or result in a violation of the Articles which would affect the validity or enforceability of the Opinion Document.

6                                                  ADDRESSEES

6.1                                        This opinion letter is addressed to you and may be relied upon for the purpose of the registration pursuant to the Registration Statement. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement.

6.2                                        Notwithstanding paragraph 6.1, this opinion letter may be relied upon by DLA Piper LLP (US) for the purpose of its legal opinion in connection with the Registration Statement.

6.3                                       We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading ‘Legal Matters’. In given this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the Commission.

Yours faithfully,
Loyens & Loeff N.V.

/s/ Loyens & Loeff N.V.

/s/ Loyens & Loeff N.V.

Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1                                                  Documents

1.1                                        All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2                                        The information recorded in the Excerpts is true, accurate and complete on the Relevant Date.

1.3                                        The Opinion Document will be executed in the form filed as Exhibit 4.13 to Amendment No. 1 to the Registration Statement.

2                                                  Incorporation, existence and corporate power

2.1                                        The Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve the Company.

2.2                                       The Company and Director B have not been dissolved (ontbonden), converted (omgezet), merged (gefuseerd) involving the Company or Director B as disappearing entity, demerged (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpts and of the Board Resolution).

2.3                                        The Articles are the articles of association (statuten) of the Company in force on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Company Excerpt).

2.4                                        No bearer certificates (toonderbewijzen) for the shares in the capital of the Company have been issued (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions).

3                                                  Corporate authorisations

3.1                                        The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company in respect of the transactions contemplated by the Opinion Document, (b) have been made with due observance of the Articles and applicable by-laws and (c) remain in full force and effect (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

3.2                                        There are no members of the board of managing directors of the Company with a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Opinion Document.

3.3                                        On the Relevant Date the general meeting of the Company has not adopted a resolution to institute a supervisory board of the Company and as a result no supervisory board was, or currently is, or has been in office (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Company Excerpt and of the Resolutions).

4                                                  Licenses

The Licenses are in full force and effect on the Relevant Date.

Schedule 2

QUALIFICATION

The opinions in this opinion letter are subject to the following qualification:

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), reorganisation, and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.